Exhibit 10.27
HCA INC.
2008-2009 SENIOR OFFICER PERFORMANCE EXCELLENCE PROGRAM
Purpose and Administration of the Program
The 2008-2009 Senior Officer Performance Excellence Program (the “Program”) has been established by HCA Inc. (the “Company”) to encourage outstanding performance from its senior officers. Subject to applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the Program or any award shall be within the sole discretion of the Compensation Committee (the “Committee”), may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations, and other decisions made by the Committee with respect to the Program or any award need not be uniform and may be made selectively among Participants (as defined below), whether or not such Participants are similarly situated.
Participation
All officers of the Company who have been designated by the Committee as “executive officers” of the Company during each of 2008 and 2009 (individually, the “Fiscal Year,” collectively, the “Fiscal Years”) are eligible to receive an award pursuant to the Program.
Incentive Calculation and Payment of Awards
The Committee will make awards pursuant to the Program as set forth on Schedule A hereto, on such terms as the Committee may prescribe based on the performance criteria set forth on Schedule A hereto and such other factors as it may deem appropriate. The targets for the performance criteria shall be determined by the Committee in its discretion within the first ninety (90) days of each Fiscal Year. The Committee shall determine whether and to what extent each performance or other goal has been met.
Awards shall be calculated based on the financial results for the Fiscal Year and shall be paid within two and one-half months following the end of each Fiscal Year. No awards will be paid to a Participant if the Committee determines that the Participant’s conduct during the Fiscal Year was inconsistent with the Company’s stated mission and values, the Code of Conduct or the Corporate Integrity Agreement (or successor thereto). Awards pursuant to the Program will be paid in cash and on such other terms as the Committee may prescribe. Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Fiscal Year, other than for reasons of death or disability, will result in the forfeiture of the award by the Participant, and no payments shall be made with respect thereto.
This Program is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.

Adjustments for Unusual or Nonrecurring Events
In addition to any adjustments enumerated in the definition of the performance goals set forth on Schedule A hereto, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting any Participant, the Company, or any subsidiary or affiliate, or the financial statements of the Company or of any subsidiary or affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Program. The Committee is also authorized to adjust performance targets or awards to avoid unwarranted penalties or windfalls. Notwithstanding the foregoing, the Committee shall not have the discretion to increase any award payable to any Named Executive Officer in excess of that provided by the application of the terms and conditions of Schedule A attached hereto.
No Right to Employment
The grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary or affiliate.
No Trust or Fund Created
Neither the Program nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary or affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any subsidiary or affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any subsidiary or affiliate.
No Rights to Awards
No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of awards, if any, need not be the same with respect to each Participant. The Company reserves the right to terminate the Program at any time in the Company’s sole discretion.
Interpretation and Governing Law
This Program shall be governed by and interpreted and construed in accordance with the internal laws of the State of Tennessee, without reference to principles of conflicts or choices of laws. In the event the terms of this Program are inconsistent with the terms of any written employment agreement between a Participant and the Company, the terms of such written employment agreement shall govern the Participant’s participation in the Program.

Schedule A
2008-2009 Measures and Weightings

	EBITDA[2]	Other[3]
Named Executive Officers[1]	100%	—
All other Senior Officers	80%	20%

[1]	Named Executive Officers shall include the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer, and the Group Presidents (“Named Executive Officers”).

[2]	Eastern, Central, Western and Outpatient Group executives’ EBITDA goals will be based 50% on group performance and 50% on overall Company performance. For the purposes of this calculation, EBITDA means earnings before interest, taxes, depreciation, amortization, minority interest expense, gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, and any other significant nonrecurring non-cash gains or charges (but excluding any expenses for share-based compensation under FAS-123R with respect to any awards granted under the Program), as determined in good faith by the Board in consultation with the CEO. In the event the Company disposes of or acquires any facility during the Fiscal Year, the EBITDA target for such year shall be adjusted appropriately (based on the number of days during the year for which the facility was owned) to reflect the acquisition or disposition.

[3]	Other measures may include patient, physician, employee or client satisfaction, or other individual goals.
2009 PEP Measures
With respect to 2009, the Committee may supplement the measures and weightings set forth in the foregoing chart with one or more of the following Company, operating unit, business segment or division financial performance measures: (a) operating income, profit or efficiencies; (b) return on equity, assets, capital, capital employed or investment; (c) after-tax operating income; (d) net income; (e) earnings or book value per share; (f) cash flow(s); (g) stock price or total shareholder return; (h) debt reduction; (i) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or (j) any combination thereof. Each such measure may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets.

2008-2009 Named Executive Officer PEP Opportunities:
Each Participant in the Program is assigned an annual award target expressed as a percentage of salary (“Annual Award Goals”). The Annual Award Goals are expressed in terms of Threshold, Target and Maximum levels (as percentages of base salary) for officers who were designated as Named Executive Officers for 2008 and 2009 and are as set forth below.

	Threshold		Target		Maximum
	2008	2009	2008	2009	2008	2009
Chairman & CEO	63%	66%	126%	132%	252%	264%
President & COO	48%	51%	96%	102%	192%	204%
Executive Vice President & CFO and Group Presidents	33%	36%	66%	72%	132%	144%
The percentages included in the foregoing table with respect to Named Executive Officers for 2009 shall apply to the lesser of: (a) the Covered Executive’s 2009 base salary, or (b) 125% of the Covered Executive’s 2008 base salary. The Committee shall retain the discretion to reduce, but not increase, the 2009 Threshold, Target and Maximum percentages set forth above. The provisions of this Program applicable to Named Executive Officers are intended to allow the Program to comply with the reliance and transition rules set forth in Section 1.162-27(f) of the U.S. Treasury Regulations and shall be interpreted consistently therewith.
2008-2009 Senior Officer (other than Named Executive Officers) PEP Opportunities
The annual awards for senior officers other than the Named Executive Officers are 36% to 56% of base salary (Target), as determined by the Committee. The minimum (threshold), target and maximum levels shall be set by the Committee in its sole discretion. The Committee shall adjust these levels and percentages for 2009 in its sole discretion. Participants shall receive 100% of the target award for target performance, 50% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance.
Payouts between threshold and maximum for Named Executive Officers and Senior Officers (other than Named Executive Officers) shall be calculated by the Committee in its sole discretion using straight-line interpolation. The threshold, target and maximum EBITDA performance levels and other goals (if applicable) shall be set by the Committee in its sole discretion.